Exhibit 5.2

September 21, 2012

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

RE: Tsakos Energy Navigation Limited—Registration Statement on Form F-3

Ladies and Gentlemen:

We are acting as special U.S. counsel to Tsakos Energy Navigation Limited, a Bermuda company (the “Company”), in connection with the preparation and filing of the Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offering and sale of (i) up to $300,000,000 aggregate principal amount of the Company’s debt securities, common shares, preferred shares, warrants, rights, depositary shares, purchase contracts and units, (ii) up to 21,500,000 common shares that may be sold by or on behalf of selling shareholders of the Company or their donees, pledgees, transferees or other successors in interest (the “Resale Shares”), (iii) preferred share purchase rights (the “Rights”) attached to each common share, (iv) guarantees of the debt securities (the “Guarantees”) by the Company’s subsidiaries (the “Guarantors”) and (v) any additional such securities registered pursuant to a registration statement filed pursuant to Rule 462(b) under the Act relating to the Registration Statement.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the (i) Registration Statement, (ii) the form of Senior Indenture to be entered into by the Company, its subsidiaries and Wells Fargo Bank, National Association, as Trustee (the “Senior Indenture”), (iii) the form of Subordinated Indenture to be entered into by the Company, its subsidiaries and Wells Fargo Bank, National Association, as Trustee (the “Subordinated Indenture”), (iv) the form of Convertible Indenture to be entered into by the Company, its subsidiaries and Wells Fargo Bank, National Association, as Trustee (the “Convertible Indenture” and, together with the Senior Indenture and Subordinated Indenture, the “Indentures”), (v) the Rights Agreement, dated as of September 29, 2005, between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”), (vi) the relevant resolutions of the Board of Directors of the Company and (vii) such other documents and records as we have deemed necessary.

With your permission, for the purposes of the opinions expressed herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have assumed that the Company has the requisite legal power and authority under Bermuda law to execute and deliver the Indentures and the Rights Agreement and perform its respective obligations thereunder. We have further assumed that (i) the execution, delivery and performance of the Senior Indenture, the Subordinated Indenture or the Convertible Indenture, as the case may be, will have been duly authorized by the Company at the time of any offering of debt securities and that such Indentures will have been duly executed and delivered by the Company, (ii) the applicable Indenture will have been authorized by the Company’s subsidiaries at the time of any offering of debt securities to be guaranteed by them and that such applicable Indenture will have been duly executed and delivered by them, (iii) under the laws of Bermuda, the Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms and (iv) under the laws of Bermuda, the Rights constitute valid and binding obligations of the Company. We have also assumed that the members of the Company’s Board of Directors acted in a manner consistent with their fiduciary duties under applicable law when approving the Rights Agreement.

We have also assumed for purposes of our opinion that (i) the Indentures will be duly authorized, executed and delivered by the Trustee, (ii) the Indentures have been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures, (iv) the Indentures will constitute legal, valid and binding obligations of the Trustee, (v) the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, (vi) the Rights Agent has the requisite organizational and legal power and authority to perform its obligations under the Rights Agreement and (vii) the Rights Agreement constitutes a valid and binding agreement of the Rights Agent, enforceable against the Rights Agent in accordance with its terms.

Based upon the foregoing, we are of the opinion that:

(a) When any series of the debt securities and any related Guarantees are duly authorized and executed by the Company and, if applicable, the Guarantors, respectively, and the debt securities are duly authenticated by the Trustee in accordance with the terms of the applicable Indenture and are issued and delivered by the Company against receipt of the purchase price therefore as described in the Registration Statement and the applicable prospectus supplement thereto, such debt securities will constitute valid and binding obligations of the Company and the related Guarantees will constitute valid and binding obligations of the Guarantors enforceable against the Company and the Guarantors in accordance with their respective terms.

(b) To the extent governed by the laws of the State of New York, (i) the Rights Agreement has been executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, (ii) the Rights attributable to the Resale Shares constitute valid and binding obligations of the Company entitled to the benefits of the Rights Agreement and (iii) the Rights attributable to any common shares to be issued by the Company under the Registration Statement, when issued and delivered, will constitute valid and binding obligations of the Company entitled to the benefits of the Rights

Agreement. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety.

The opinions expressed above are subject to the following limitations and qualifications:

1.	The enforceability opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality, and (iii) limitations on enforceability to the extent that acceleration of indebtedness under any debt security may impair collectibility of that portion, if any, of the principal amount thereof that might be determined to be unearned interest thereon.

2.	We express no opinion as to the effect of any U.S. Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect, that in our experience are applicable to transactions of the type contemplated by the Registration Statement, the Indentures and the Rights Agreement. In particular (and without limiting the generality of the foregoing) we express no opinion concerning (i) the laws of any country or subdivision thereof (other than the laws of the State of New York) or as to the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of the Company, the holders of the debt securities or the Rights, or any other party to or beneficiary of any of the Indentures, the Rights Agreement, the debt securities, the Guarantees or the Rights or (ii) the effect, if any, of the law of any jurisdiction (except the State of New York) in which any holder of any debt security is located that limits the rate of interest that such holder may charge or collect.

3.	We express no opinion as to (i) whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the debt securities, the Rights, the Indentures, the Rights Agreement or the transactions contemplated thereby, (ii) any objection to jurisdiction on the basis of the inconvenience of the forum provided for in the Indentures or (iii) any provision in the Indentures or the Rights Agreement relating to judgments in other currencies.

4.	This opinion letter does not address the determination a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP